As filed with the Securities and Exchange Commission on June 17, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PREMIUM STANDARD FARMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2011	43-1755411
(State or other jurisdiction of	(Primary Standard	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105
(Address of principal executive offices) (ZIP code)

Premium Standard Farms, Inc. 2005 Long Term Incentive Plan
(Full title of the plan)

Stephen A. Lightstone
Executive Vice President, Chief Financial Officer and Treasurer
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105
(816) 472-7675
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Craig L. Evans, Esq.
Shook Hardy & Bacon L.L.P.
2555 Grand Boulevard
Kansas City, Missouri 64108
(816) 474-6550
Facsimile: (816) 421-5547

CALCULATION OF REGISTRATION FEE

	Amount to be		Proposed maximum	Proposed maximum	Amount of
Title of securities to be registered	Registered		Offering price per share (1)	aggregate offering price (1)	registration fee
Common Stock, par value $.01 per share	2,500,000	(2)	$12.425	$31,062,500	$3,656

(1)	Calculated pursuant to Rules 457(h)(1) and 457(c) based on the average of the high and low prices reported for the Registrant’s common stock on June 14, 2005, on the Nasdaq Stock Market. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(2)	Represents the maximum number of shares of common stock that may be offered pursuant to this registration statement, consisting of shares issuable pursuant to the Premium Standard Farms, Inc. 2005 Long Term Incentive Plan. In the event of a stock split, stock dividend, or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933.

PART I
Information Required in a Section 10(a) Prospectus

     The documents containing the information specified in Part I will be sent or given to employees as specified in Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference: (i) the prospectus filed by the Registrant on June 14, 2005 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) (relating to the Registration Statement on Form S-1 (File No. 333-123260), filed with the Commission on March 11, 2005, as further amended), which contains audited financial statements of the Registrant for the latest fiscal year for which such statements have been filed; and (ii) the description of the Common Stock of the Registrant which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-51347) filed by the Registrant on June 8, 2005 with the Commission, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents, except in no event shall any information included in any such document in response to Item 402(i), (k) or (l) of Regulation S-K be deemed to constitute part of this Registration Statement.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.

     The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide that it will indemnify and advance expenses to our directors, officers and employees to the fullest extent permitted by Delaware law in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that he or she is or was our director, officer or employee, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise.

     The Company maintains a directors’ and officers’ liability insurance policy to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following Exhibits are filed herewith or incorporated herein by reference:

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-123260) filed with the Commission on March 11, 2005, as further amended)

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.5 of the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-123260) filed with the Commission on March 11, 2005, as further amended)

4.3	Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-123260) filed with the Commission on March 11, 2005, as further amended)

4.4	Specimen Stock Certificate (incorporated by reference to Exhibit 4.11 of the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-123260) filed with the Commission on March 11, 2005, as further amended)

4.5	Premium Standard Farms, Inc. 2005 Long Term Incentive Plan (incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-123260) filed with the Commission on June 8, 2005, as further amended)

5.1	Opinion of Shook, Hardy & Bacon L.L.P.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Shook, Hardy & Bacon L.L.P. (contained in Exhibit 5.1)

24.1	Power of Attorney included on Page 6 of this Registration Statement.

Item 9. Undertakings.

     A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 17, 2005.

PREMIUM STANDARD FARMS, INC.
By:	/s/ Stephen A. Lightstone
Stephen A. Lightstone
Executive Vice President, Chief Financial Officer and Treasurer

     We, the undersigned officers and directors of Premium Standard Farms, Inc., hereby severally constitute Stephen A. Lightstone, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Premium Standard Farms, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ John M. Meyer John M. Meyer	Chief Executive Officer and Director (principal executive officer)	June 17, 2005
/s/ Stephen A. Lightstone Stephen A. Lightstone	Executive Vice President, Chief Financial Officer and Treasurer Vice Chairman and Director (principal financial and accounting officer)	June 17, 2005
/s/ Michael J. Zimmerman Michael J. Zimmerman	Chairman of the Board and Director	June 17, 2005
/s/ Ronald E. Justice Ronald E. Justice	Director	June 17, 2005
/s/ Dean A. Mefford Dean A. Mefford	Director	June 17, 2005
/s/ William R. Patterson William R. Patterson	Director	June 17, 2005
/s/ Maurice L. McGill Maurice L. McGill	Director	June 17, 2005
/s Vart K. Adjemian Vart K. Adjemian	Director	June 17, 2005
/s/ Paul J. Fribourg Paul J. Fribourg	Director	June 17, 2005

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Shook, Hardy & Bacon L.L.P.
23.1	Consent of Deloitte & Touche LLP